Exhibit 99.3

For Release: 6:45 a.m. EDT	Contacts:	Julie S. Ryland
Wednesday, July 31, 2013		205.326.8421

Energen Generates Strong Upper Wolfcamp Results in Midland, Delaware Basins

Wolfcamp Potential Could Exceed 5,300 Unrisked Drilling Locations

BIRMINGHAM, Alabama — Energen Corporation (NYSE: EGN) announced today that its Permian-focused exploration and production unit, Energen Resources Corporation, is generating excellent results from its first well to test the upper Wolfcamp in the Midland Basin as well as from three upper Wolfcamp shale test wells it has drilled in the Delaware Basin. [Locator maps are available at www.energen.com].

“We are encouraged by the results of our upper Wolfcamp wells in the Permian Basin,” said James McManus, Energen’s chairman and chief executive officer. “We have said before that success in even one of the sub-basins would be a significant development for a company our size. When you combine the results of our own wells with recent results of other operators, we believe the outlook for success in both basins has greatly improved,” McManus added.

“Energen could well be a major driller in the Permian Basin for many years to come. Large-scale success in multiple benches of the Wolfcamp could result in more than 5,300 unrisked locations based on 80-acre spacing and 4,400-foot laterals. Even heavily risked, Energen’s Wolfcamp potential is significant.”

Energen’s Wolfcamp Potential

IN THE MIDLAND BASIN:

Well name	County	Target	Lateral length (feet)	Stimulation	Peak 24-Hour IP				Peak 20-day Average
					Boepd	Oil (Bopd)	NGL (Bpd)	Gas (Mcfd)	Boepd	Oil (Bopd)	NGL (Bpd)	Gas (Mcfd)
Lavaca 38 #101H	Glasscock	Upper	4,250	Slick water	861	519	192	898	709	458	141	659

➢ Energen’s first operated Wolfcamp well in Midland Basin ➢ Initial rates comparable to results of neighboring operators ➢ On gas lift

“Our first operated Wolfcamp well in the Midland Basin is looking very good,” said McManus. “Based on the result of this well and the results of others in the Basin, it appears that multiple benches of the Wolfcamp shale will be productive and are candidates for future pad drilling, which will only make the economics stronger.

“In the second half of 2013, we plan to add a horizontal rig in the Midland Basin and increase the number of wells we drill this year from 6 to 9. We also will drill progressively longer lateral lengths – up to 7,500 feet. Our second Glasscock County well is currently being completed, and we have just started drilling the vertical section of a third well.”

Based on 80-acre spacing and 4,400-foot lateral lengths, Energen estimates that it has 347 potential drilling locations in the upper Wolfcamp in Glasscock County alone. Success in all three benches across the company’s 70,000 net acres prospective for Wolfcamp in the Midland Basin would translate into some 2,000 potential drilling locations.

IN THE DELAWARE BASIN:

Well name	County	Target	Lateral length (feet)	Stimulation	Peak 24-Hour IP				Peak 20-day Average
					Boepd	Oil (Bopd)	NGL (Bpd)	Gas (Mcfd)	Boepd	Oil (Bopd)	NGL (Bpd)	Gas (Mcfd)
E.J. Brady 56-1 #1H	Reeves	Upper	3,800	Slick water	1,798	491	514	4,759	1,585	432	453	4,196

➢     Energen’s first operated Wolfcamp well west of the Pecos River

➢     Initial rates comparable to results of neighboring operators

➢     Product stream has proportionately more gas than its Ward and Winkler counterparts

Well name	County	Target	Lateral length (feet)	Stimulation	Peak 24-Hour IP				Peak 30-day Average
					Boepd	Oil (Bopd)	NGL (Bpd)	Gas (Mcfd)	Boepd	Oil (Bopd)	NGL (Bpd)	Gas (Mcfd)
University 39-17 #1H	Ward	Upper	4,000	Hybrid	1,187	729	207	1,507	950	569	172	1,255

➢ One of five wells drilled in Energen’s 2012 exploratory program ➢ Optimally landed within the upper Wolfcamp interval

Well name	County	Target	Lateral length (feet)	Stimulation	Peak 24-Hour IP				Peak 30-day Average
					Boepd	Oil (Bopd)	NGL (Bpd)	Gas (Mcfd)	Boepd	Oil (Bopd)	NGL (Bpd)	Gas (Mcfd)
University 28-21 #1H	Winkler	Upper	4,200	Slick water	969	720	137	672	653	482	94	462

➢ First Wolfcamp well drilled in Energen’s 2013 exploratory program ➢ First of Energen’s Wolfcamp tests to fracture stimulate with slick water

“We are pleased with our early Wolfcamp results in the Delaware Basin; nevertheless, more work needs to be done to fully understand the complexities of this thick shale formation,” McManus said.

“Our first operated well in Reeves County is generating impressive early rates similar to those recently disclosed by other operators,” McManus said. “Even though the basin tends to become more ‘gassy’ as you move from east to west, as supported by the well results we have disclosed today, total production from wells such as the E. J. Brady 56-1 #1H support favorable economics.

“Reeves County covers a lot of area, and more work is needed to understand the full Wolfcamp potential there. We currently are drilling 2 Wolfcamp test wells in Reeves County and plan to drill another 5 wells this year. Based on 80-acre spacing and 4,400-foot laterals, success in just one bench of the Wolfcamp in Reeves County could mean almost 700 potential drilling locations on our 56,000 net acres.

“On the east side of the Delaware Basin, we are starting to get a better understanding of the Wolfcamp potential. We still have more to learn but are off to a good start,” McManus said.

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Energen’s 5-well, 2012 exploratory program focused on the company’s eastern Delaware Basin acreage and was designed to test various landings in the middle and upper Wolfcamp intervals. “In addition to our University 39-17 #1 well, the other three previously undisclosed Wolfcamp wells we drilled in 2012 had peak 24-hour (3-stream) initial production rates of 455-690 barrels of oil equivalent per day (boepd),” McManus said. “Based on knowledge we have gained to date from our early testing, we believe the two weaker wells were not landed in the most productive locations; the strongest performer of the three was actually the least optimally completed but, we believe, fared reasonably well due to the strength of its landing.

“In Ward and Winkler counties, our focus initially will be the continued testing of the upper Wolfcamp and use of slick water fracture stimulations,” said McManus. “We believe the slick water properties work well with the shale to enhance productivity. We currently are completing an upper Wolfcamp well in Ward County.

“We have approximately 47,000 net acres in Ward and Winkler counties that we believe are prospective for the upper Wolfcamp and, possibly, the middle Wolfcamp. Based on 80-acre spacing and 4,400-foot laterals, success could lead to an estimated 587 potential locations in each of the two, uppermost benches. While we have not yet drilled in Loving County, we like what we are seeing in the geologic and petrophysical mapping. We have almost 12,000 net acres prospective for the upper and middle Wolfcamp in Loving County, for approximately 300 potential drilling locations.

Potential Wolfcamp Drilling Locations (unrisked, 80-acre spacing, 4,400’ laterals)

Midland Basin*
	Upper Wolfcamp		Middle Wolfcamp		Lower Wolfcamp
	Locations	Net Acres	Locations	Net Acres	Locations	Net Acres
Glasscock	347	27,727	296	23,657	291	23,271
Howard	84	6,722	84	6,722
Martin	227	18,198	227	18,188
Midland	112	8,986	104	8,341
Reagan	89	7,084	80	6,377	47	3,750
Upton	11	889	8	649
Total Midland	870	69,606	799	63,934	338	27,021

* Up to 12.5% of Midland Basin wells may be contingent on regulatory approval

Texas Delaware Basin
	Upper Wolfcamp		Middle Wolfcamp		Lower Wolfcamp
	Locations	Net Acres	Locations	Net Acres	Locations	Net Acres
Loving	145	11,569	145	10,913
Ward	336	26,852	336	23,747
Winkler	251	20,109	251	18,868
Total East	732	58,530	732	53,528
Reeves	695	55,597	632	46,379	580	46,379
Total TX Delaware	1,427	114,127	1,364	109,114	580	46,379

Total Permian	2,297	183,733	2,163	173,048	918	73,400

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Conference Call

Energen will discuss its most recent financial and operational results during its quarterly conference call today – Wednesday, July 31 – at 11:00 a.m. EDT. Members of the investment community may participate by calling 1-866-939-3921. A live audio Webcast of the program as well as a replay may be accessed through Energen’s Web site, www.energen.com.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 750 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

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